UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-12

TORTOISE ENERGY INDEPENDENCE FUND, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

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IMPORTANT NOTICE REGARDING YOUR INVESTMENT

November 29, 2017

Dear Valued Stockholder:

We need your help. We recently mailed to you proxy materials for the combined special meeting of stockholders of each of Tortoise Energy Infrastructure Corporation (“TYG”), Tortoise Power and Energy Infrastructure Fund, Inc. (“TPZ”), Tortoise MLP Fund, Inc. (“NTG”), Tortoise Pipeline & Energy Fund, Inc. (“TTP”) and Tortoise Energy Independence Fund, Inc. (“NDP”) (each a “Company” and collectively, the “Companies”) scheduled to be held on December 21st. As of the date of this letter, your account is among the largest accounts for which we have not yet received proxy voting instructions.

Due to the significant size of your investment,

your vote is critical to the outcome of this meeting.

The proposed new investment advisory agreement for each Company is substantially identical to the current agreement, and is not expected to result in any change in the day-to-day portfolio management, investment objectives and policies or investment processes of the Companies.

More information regarding the meeting agenda can be found in the proxy statement. If you would like another copy of the proxy statement, or have any proxy-related questions, please call 1-866-751-6315 to speak with a representative.

Thank you for your prompt attention to this important matter. Please take a minute to cast your proxy vote today.

Sincerely,

P. Bradley Adams

Chief Executive Officer of each Company

Voting is easy. Please take a moment now to cast your vote using one of the options listed below:

1.	Vote by Touch-tone Phone. You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card.

2.	Vote via the Internet. You may cast your vote using the Internet by logging onto the Internet address located on the enclosed proxy card and following the instructions on the website.

3.	Vote by Mail. You may cast your vote by signing, dating and mailing the enclosed proxy card(s) in the postage-prepaid return envelope provided.

Tortoise Capital ● 11550 Ash Street, Suite 300 ● Leawood, Kansas 66211